Exhibit 99.1

Kayne Anderson Energy Development Company Provides Update on Distributions from Portfolio Companies

HOUSTON--(BUSINESS WIRE)--Kayne Anderson Energy Development Company (the “Company”) (NYSE: KED) announced today that the decision by Eagle Rock Energy Partners, L.P. (“Eagle Rock”) to temporarily reduce its distribution will decrease the Company’s distributable cash flow by approximately $0.05 per share on a quarterly basis. KED owned approximately 1.6 million Eagle Rock common units as of February 28, 2009, substantially all of which were received as partial consideration for the sale of Millennium Midstream Partners, LP.

“While there have been other reductions in distributions from MLPs in our portfolio, such as BreitBurn Energy Partners L.P., Hiland Partners, LP and Atlas Energy Resources, LLC, our holdings in these MLPs were substantially smaller than the Eagle Rock position. By selling substantially all of these securities and redeploying the proceeds into other MLPs, the impact of these other cuts on our distributable cash flow is not material. Therefore, the primary impact on our distributable cash flow is the Eagle Rock reduction,” stated Kevin McCarthy, Chairman and CEO of the Company.

“We are disappointed by Eagle Rock’s decision to substantially reduce its distribution to its common unitholders,” Mr. McCarthy added. “We expect that the total impact of the reduction in distributions from our portfolio investments will impact the distributions paid by us by approximately 5 cents per share on a quarterly basis.” The actual amount of the quarterly distribution will be determined by the Board of Directors in early July based on the actual results of the Company for the quarter ended May 31, 2009, as well as the expected earning power of the portfolio as of May 31, 2009.

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

Contacts:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com/